Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Annual Contract Value by 12% over Prior Year

Launch of new search tool provides unlimited user driven access to Onvia’s proprietary Dominion™ database

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – May 4, 2006 – Onvia, a leading provider of comprehensive government sales intelligence to businesses seeking government procurement opportunities, announced its first quarter financial results today. Revenues for the first quarter increased 7% to $3.9 million from $3.7 million in the first quarter of 2005. Net loss increased to $2.1 million from $1.0 million in the first quarter of 2005. Loss per share for the first quarter increased to $0.27 from $0.13 in the first quarter of 2005. The planned increase in first quarter net loss included non-cash stock compensation incurred from adopting new accounting guidance during the quarter, planned increases in content costs to support our new database products, and the planned increase in our sales force.

Year over year, unearned revenue increased 18% to $7.7 million from $6.5 million as of March 31, 2005. Unearned revenue represents the value of paid client subscriptions or invoiced national account contracts and content licenses and is recognized as revenue ratably over the remaining subscription period. Cash used in operations decreased by 31% to $1.0 million, compared to $1.5 million in the first quarter of 2005. First quarter operations include $533,000 in lease payments on our idle space compared to $556,000 in the same period last year.

2006 Operating Focus

Onvia’s mission is to become the authoritative source that businesses rely on for the relevant information, insight and intelligence required to grow their public-sector related business. Onvia is executing a strategic plan in a number of stages to achieve this objective. The first stage of the plan was executed in 2005 and involved three main activities: the development and launch of new information products, the recruitment of strong sales and marketing management, and the initial transformation from a direct marketing/telemarketing sales approach to a named-account/consultative sales approach.

In the first quarter of 2006, Onvia began executing the second stage of its strategic plan which is concentrated on building annual contract value. Introduction and adoption of new products, price increases, improving retention rates, and increases in the size of the sales force are intended to increase annual contract value and drive sales momentum.

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Onvia Navigator Launch

On April 3, Onvia launched its database search tool, Onvia Navigator. Onvia Navigator allows user driven access to Onvia Dominion™, Onvia’s proprietary database, which currently contains 2.7 million categorized and linked procurement records, across 71,000 purchasing offices, representing 292,000 buyers, and connecting more than 181,000 companies. “Unlimited, customized access to our database allows clients to perform analysis critical to making important business decisions,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer, “and the intelligence we provide is otherwise unavailable to most businesses.” Onvia Navigator enables users to focus their research in many ways, including by procurement types, settlement dates, contract locations, agencies, and contract values. Once the desired results are identified using Onvia Navigator, clients can employ the cutting-edge analysis tool, Onvia Business Builder, to provide business intelligence such as agency and buyer purchasing history, competitive analysis, and project history generated from relational transaction data extracted from historical government purchasing records.

Adoption of Onvia Business Builder, launched in July 2005, continues to grow. In the first quarter, 21% of transactions included Onvia Business Builder up from 11% in the fourth quarter. The new consultative sales approach employed by Onvia’s sales force has resulted in improved prospect qualification and conversion into higher valued products, such as Onvia Business Builder.

First Quarter Operating Initiatives

During the first quarter in 2006 the Company announced an April price increase in conjunction with the launch of Onvia Navigator. In anticipation of the price increase a number of clients, mainly with expiration dates within the second quarter, renewed their subscriptions early, which contributed, among other activities, to a $1.2 million increase in unearned revenue compared to the first quarter of 2005. “The willingness of our clients to renew their subscriptions early,” continued Mr. Pickett, “demonstrates the significant value clients derive from using our business intelligence. The launch of Onvia Navigator further enhances our clients’ ability to make sound and informed business decisions.”

As planned, Onvia expanded its sales force by 15 % during the quarter. The sales force is focused on targeting prospects for high value products, thus increasing the number of high value clients, improving client retention, and improving new product adoption within Onvia’s existing client base.

First Quarter Operating Metrics

Onvia’s business consists of two business channels: client subscriptions and content licenses.

Client subscriptions are sold directly to the end user of the business intelligence and are priced based upon the geographic range, nature of the content purchased and, in certain products, number of users.

Content license revenue is generated from customers who resell Onvia’s business intelligence to their customers. These contracts are generally single or multi-year arrangements invoiced on a periodic basis, and are not included in unearned revenue until billed.

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The operating metrics used to measure the two business channels are number of clients, annual contract value, annual contract value per client, and quarterly contract value per client.

Clients

The clients metric replaces the existing metric of clients and enterprise licensees. At March 31, 2006, Onvia had approximately 16,400 clients, down from approximately 18,400 at March 31, 2005 and 17,700 as of December 31, 2005. Consistent with the focus on high value clients, Onvia continued to migrate its low value county clients to higher valued offerings. During the first quarter of 2006, Onvia discontinued service to 1,500 county clients who did not upgrade their service and the Company expects the number of county clients to continue to decrease over the next few quarters. County clients represent less than 3% of Onvia’s annual contract value.

Annual Contract Value

Annual contract value is the aggregate annual revenue value of the subscription client base. Growth in annual contract value demonstrates success in increasing the number of high value clients and upgrading existing clients into new and higher valued products. At March 31, 2006, annual contract value for client subscriptions was $14.2 million, up from $12.7 million at March 31, 2005, an increase of 12%. The annual contract value of content licenses was $2.1 million as of March 31, 2006 compared to $1.5 million at March 31, 2005 and is excluded from the client subscription metrics.

Annual Contract Value per Client

At March 31, 2006 annual contract value per subscription client was $869 compared to $691 a year ago, an increase of 26%.

Quarterly Contract Value per Client

Quarterly contract value per subscription client represents the average annual contract value of all new and renewing clients transacting during the quarter and is a leading indicator of future annual contract value per client. At March 31, 2006 quarterly contract value per client was $1,112 compared to $678 a year ago, an increase of 64%.

Other Items

In the first quarter, Onvia adopted the provisions of SFAS No. 123(R) “Share Based Payment” which requires that the fair value of stock-based awards be expensed in the Company’s financial statements. As a result of adoption of this new accounting standard, the Company incurred $336,000 of non-cash stock compensation in the quarter and estimates that this new standard will cost the company approximately $1.1 million of non-cash stock compensation in 2006. The non-cash stock compensation costs are included in operating expenses and allocated based upon the recipient of the award.

Onvia has 47,000 square feet of office space available for sublease. Last quarter Onvia executed a non-binding letter of intent with a potential subtenant, however, the prospect entered into negotiations for a long-term lease with our landlord. The landlord and the prospect were unable to reach an agreement, and a sublease with this prospect appears unlikely at this time. The Company’s real estate activities are continuing and management believes that the space will be sublet by April 2007. The accrual for the idle office lease is approximately $6.0 million as of March 31, 2006.

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A conference call hosted by Onvia’s management will be held today, Thursday, May 4, 2006 at 1:30 p.m. PST to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate website at www.onvia.com. A replay of the broadcast will be available on the Company’s website or by dialing 1-800-675-9924, passcode 40106, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. More than 16,400 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 71,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, new product investment, client count and client information, content licenses, the Onvia Business Builder and Onvia Navigator products, government agency participation, operating metrics, subleasing idle office space, and changes to Onvia’s sales organization. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new products strategy; the new products fail to meet its expected capabilities; the new products fail to be as comprehensive as Onvia believes; Onvia’s clients are dissatisfied with the new products; Onvia’s technology fails to handle the increased demands on its online network caused by the new product offerings; Onvia’s organizational changes to its sales department fail to produce higher sales and higher retention rates; Onvia fails to increase annual contract value; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia fails to upgrade its existing client base into new and higher valued products; and failure to sublease the idle office space and/or failure to properly assess the lease accrual.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2005 and Onvia’s Proxy Statement filed with the SEC on April 5, 2006.